To: Innate Pharma S.A. 117, avenue de Luminy 13009 Marseille France
January 13, 2021
Our Ref:	L-303811

Ladies and Gentlemen,
Re. Registration Statement on Form F-3 of Innate Pharma S.A.
1.Introduction and Purpose
1.1    We have acted as French counsel to Innate Pharma S.A., a société anonyme à Directoire et Conseil de Surveillance organised under the laws of France, registered with the Registre du commerce et des sociétés of Marseille under number 424 365 336 (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).
1.2    The Registration Statement, as amended from time to time, provides for the registration by the Company of an indeterminate amount of the Company’s ordinary shares, €0.05 nominal value per share (the “Ordinary Shares”), including Ordinary Shares that may be issued in the form of American Depositary Shares (the “ADSs” and, together with the Ordinary Shares, the “Securities”), with the maximum aggregate public offering price of all such securities to be issued by the Company under the Registration Statement not to exceed $200,000,000, as further described in the Registration Statement. The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.
1.3     In connection with the preparation and filing of the Registration Statement, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

2.French law
This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.
3.Scope of inquiry
For the purpose of this opinion, we have examined the documents listed in the Schedule to this opinion.
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4.Assumptions
For the purpose of this opinion, we have made the following assumptions:
4.1    the extrait K-bis, the certificat en matière de procédures collectives and the copy of the statuts of the Company examined by us are and, at the time of the issue of the Ordinary Shares, will remain, complete and up-to-date;
4.2    the resolutions authorizing the Company to issue the Ordinary Shares, as they have been adopted, or will be adopted, as the case may be, by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, will be in full force and effect at all times at which the Ordinary Shares are issued by the Company;
4.3    the definitive terms of the issuance of the Ordinary Shares will have been established in accordance with the resolutions adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, the Company’s statuts and applicable law;
4.4    the Company will issue and deliver the Ordinary Shares in the manner contemplated in the Registration Statement and the amount of Ordinary Shares will remain within then applicable limits set forth in the applicable resolutions adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire);
4.5    any purchase, underwriting, placement or similar agreement will constitute legally binding, valid and enforceable obligations of each party thereto under all applicable laws; and
4.6    all Ordinary Shares will be issued in compliance with applicable securities and corporate law.
5.Opinion
Based on the documents referred to in the Schedule and the assumptions in paragraph 4 above and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that the Ordinary Shares, when (i) the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, have taken all necessary corporate action to approve the issuance of, and establish the terms of, the offering of the Ordinary Shares and related matters and (ii) issued in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, upon full payment of the consideration provided therein and issuance of the depositary certificate (certificat du dépositaire), will be validly issued, fully paid and non-assessable.
6.Qualifications
This opinion is subject to the following qualifications:
6.1    without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents listed in the Schedule to this opinion;
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6.2    this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), accelerated financial safeguard (sauvegarde financière accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors' proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the accelerated financial safeguard (sauvegarde financière accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and
6.3    it should be noted that notice of any change affecting the status of the Company may not be filed immediately with the Registre du commerce et des sociétés and as a consequence may not immediately appear on the extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.
7.Reliance
7.1    This opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.
7.2    We hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to Linklaters LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Linklaters LLP
SCHEDULE
1.A copy of the statuts of the Company as at July 13, 2020.
2.The Extrait K-bis relating to the Company, issued by the Registre du commerce et des sociétés of Marseille dated January 6, 2021.
3.The certificat en matière de procédures collectives of the Company issued by the Registre du commerce et des sociétés of Marseille dated January 7, 2021.
4.A copy of the Registration Statement.

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